EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.: 333-214894 and 333-208681 on Form S-3 and Nos.: 333-150791, 333-31715, 333-62256, 333-84014, 333-88924, 333-166517, 333-166518, 333-179884 and 333-188352 on Form S-8 of our report dated February 27, 2017, relating to the consolidated financial statements of EOG Resources, Inc. and subsidiaries, and the effectiveness of EOG Resources, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2017